Exhibit 12.1

                           OAKWOOD HOMES CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                                   (IN 000'S)


                                                      Year ended September 30,
                                       ------------------------------------------------
                                         1998      1997      1996      1995      1994
                                       --------  -------  --------  --------  ---------
Net income                             55,353    81,913    68,255    45,318    35,655
Income taxes                           34,737    51,279    42,425    27,679    21,054
Interest expense                       24,549    19,817    22,370    24,897    24,409
Amortization of debt expense              829       784       999     1,171     1,153
Interest component of rent expense      6,957     4,925     3,679     2,692     1,837
Proportionate share of fixed charges
     of 50% owned person
     Interest expense                   4,984     2,296       -         -         -
     Amortization of debt expense         124        16       -         -         -
                                      -------   -------   -------   -------   -------
Adjusted earnings                     127,533   161,030   137,728   101,757    84,108
                                      =======   =======   =======   =======   =======

FIXED CHARGES
Interest expense                       24,549   19,817     22,370    24,897    24,409
Interest capitalized                      166       54        677       221       -
Amortization of debt expense              829      784        999     1,171     1,153
Interest component of rent expense      6,957    4,925      3,679     2,692     1,837
Proportionate share of fixed charges
     of 50% owned person
     Interest expense                   4,984    2,296        -         -         -
     Amortization of debt expense         124       16        -         -         -
                                      -------  -------    -------   -------   -------
Total fixed charges                    37,609   27,892     27,725    28,981    27,399
                                      =======  =======    =======   =======   =======
Ratio of earnings to fixed charges       3.39     5.77       4.97      3.51      3.07
                                      =======  =======    =======   =======   =======